EXHIBIT 99


                              FOR IMMEDIATE RELEASE

Contact: Michael L. Staines
         President and Chief Operating Officer
         1845 Walnut Street
         Philadelphia, PA  19103
         (215) 546-5005 (215) 546-5388 (facsimile)
                                                                     Page 1 of 2
--------------------------------------------------------------------------------

                          ATLAS PIPELINE PARTNERS, L.P.
                                     REPORTS
                    EARNINGS FOR QUARTER ENDED MARCH 31, 2003

Philadelphia, PA, April 23, 2003 - Atlas Pipeline Partners, L.P. (AMEX:APL)(the "Partnership") announces that its revenues for the three months ended March 31, 2003 were $3,329,500 compared to $2,577,600 for the three months ended March 31, 2002. Net income for the three months ended March 31, 2003 was $1,912,000 compared to $1,372,300 for the three months ended March 31, 2002. Net income per limited partner unit - basic and diluted - was $.55 for the three months ended March 31, 2003 compared to $.40 for the three months ended March 31, 2002. In addition, average daily transported volume increased from 49,918 thousand cubic feet (mcf) of gas per day in the three months ended March 31, 2002 to 50,045 mcf during the three months ended March 31, 2003.

Atlas Pipeline Partners, L.P. owns and operates more than 1,380 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. The Partnership is paid a fee for the natural gas volumes that are gathered and transported through its pipeline system, based on the gross selling price of that gas, from approximately 4,200 wells that are currently connected to the system.

On April 2, 2003 the Partnership filed a registration statement on Form S-2 with the United States Securities and Exchange Commission ("SEC") for a follow-on equity offering of the Partnership's common units (the "Offering"). As a result, there will be no earnings conference call for the financial results of the quarter ended March 31, 2003 until after the conclusion of the Offering. The Company will announce the call in advance.

The Partnership has engaged Friedman, Billings, Ramsey & Co., Inc., a subsidiary of Friedman, Billings, Ramsey Group, Inc., McDonald Investments Inc., a KeyCorp Company, and Sanders Morris Harris as underwriters of the public offering.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. These securities are being offered in connection with a distribution by the Partnership and will be a new issue. A copy of the preliminary prospectus relating to the public offering of these securities can be obtained by written request to: Ms. Kathy Innis, Friedman, Billings Ramsey, 1001 19th Street, North, Arlington, Virginia 22209.


Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Partnership's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, volatility in the price of gas in the Appalachian area, actual versus projected drilling activity, volumetric production from wells connected to the Partnership's gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

First Fiscal Quarter Ended March 31, 2003 Results at a Glance:


                                                               Three Months Ended
                                                                    March 31
                                                               2003            2002
                                                          ------------    ------------
                                                                  (Unaudited)

Revenues ..............................................   $  3,329,500    $  2,577,600

Cost and expenses:
     Transportation and compression ...................        608,200         512,100
     General and administrative .......................        319,100         310,000
     Depreciation and amortization ....................        406,700         345,400
     Interest .........................................         83,500          37,800
Total cost and expenses ...............................      1,417,500       1,205,300

Net income ............................................   $  1,912,000    $  1,372,300
                                                          ============    ============

Net income - limited partners .........................   $  1,779,800    $  1,291,900
                                                          ============    ============

Basic and diluted net income per limited partner unit *   $        .55    $        .40
                                                          ============    ============

Average daily volume throughput (mcf) .................         50,045          49,918
                                                          ============    ============

Average revenue per mcf ...............................   $        .74    $        .57
                                                          ============    ============

Weighted average units outstanding ....................      3,262,185       3,262,185
                                                          ============    ============

Total assets ..........................................   $ 30,317,600    $ 27,287,000
                                                          ============    ============

Partners' capital

   Common unit holders ................................   $ 19,140,200    $ 19,927,700
                                                          ============    ============

   Subordinated unit holders ..........................   $    660,000    $  1,457,500
                                                          ============    ============

   General partner ....................................   $   (163,400)   $   (125,200)
                                                          ============    ============



* There is no difference between basic and diluted net income per limited partner unit since there are no potentially dilutive units outstanding. Net income per limited partner unit is determined by dividing net income, after deducting the general partner's 2% and incentive interests, by the weighted average number of outstanding common units and subordinated units.